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                                                                     Exhibit 9.1

                                                                  EXECUTION COPY

                             STOCKHOLDERS AGREEMENT

            This STOCKHOLDERS AGREEMENT is dated as of August 6, 1999, by and among Mattress Discounters Holding Corporation, a Virginia corporation (the "Company"); Mattress Discounters Holding L.L.C., a Delaware limited liability company ("Holdings"); Heilig-Meyers Company, a Virginia corporation ("Heilig"); and certain other stockholders of the Company who are from time to time party hereto (Holdings, Heilig and such other stockholders together with their respective Permitted Transferees, collectively, the "Stockholders" and individually a "Stockholder").

            On May 28, 1999, the Company, MD Acquisition Corporation, a transitory Virginia merger corporation ("MD Acquisition"), and Heilig entered into a Transaction Agreement pursuant to which, simultaneous with the execution of this Agreement, MD Acquisition merged with and into the Company (such merger, the "Merger") with the Company as the surviving corporation.

            Immediately prior to the execution of this Agreement, Holdings purchased a number of shares of MD Acquisition's common stock ("MD Acquisition Shares"). In connection with the Merger (i) the shares of the Company's common stock owned by Heilig have been converted into a Junior Subordinated Promissory Note, the right to receive cash, and a number of retained shares of the Company's Common Stock and (ii) the MD Acquisition Shares have been converted into a number of new shares of the Company's Common Stock.

            The Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Board (as defined below), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Stockholder Shares (as defined below) may be transferred.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

            1. Definitions. As used herein, the following terms shall have the following meanings:

            "Affiliate" means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or
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partnership or other ownership interests, by contract or otherwise). With respect to any Person who is an individual, "Affiliates" shall also include, without limitation, any member of such individual's Family Group. With respect to any Person who is a partnership, "Affiliates" shall also include, without limitation, each general partner and limited partner of such Person. Notwithstanding the foregoing, for purposes of this Agreement, any Person who is an administrative member of a limited liability company and who owns less than 10% of such limited liability company's membership interests shall not be deemed to be an Affiliate of such limited liability company.

            "Bain Entities" means, collectively, Bain Capital Fund VI, L.P. ("Bain Fund VI"), BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II and/or BCIP Trust Associates II-B or any of their respective Affiliates.

            "Bain Fund" means any of Bain Fund VI, BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II, BCIP Trust Associates II-B, or Randolph.

            "Board" means the Company's board of directors.

            "Chase" means Chase Equity Associates, L.P. and its Permitted Transferees.

            "Class A Common" means the Company's Class A Common Stock, par value $.01 per share.

            "Class B Common" means the Company's Class B Common Stock, par value $.01 per share.

            "Class L Common" means the Company's Class L Common Stock, par value $.01 per share.

            "Class M Common" means the Company's Class M Common Stock, par value $.01 per share.

            "Common Stock" means collectively Class A Common, Class B Common, Class L Common, Class M Common and any other common stock authorized by the Company.

            "Family Group" means, with respect to any Person who is an individual, (i) such Person's spouse, former spouse and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, "relatives") or (ii) the trustee, fiduciary or personal representative of such Person, in such capacity, and any trust solely for the benefit of such Person and/or such Person's relatives.

            "Harvard" means Harvard Private Capital Holdings, Inc. or any of its Permitted Transferees.


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            "Heilig Holder" means Heilig or any of its Permitted Transferees.

            "Heilig Shares" means all Stockholder Shares issued or issuable to any Heilig Holder.

            "Holdings Holder" means Holdings or any of its Permitted
Transferees.

            "Holdings Shares" means all Stockholder Shares issued or issuable to any Holdings Holder.

            "Other Stockholders" means, with respect to a Stockholder, all Stockholders other than such Stockholder.

            "Permitted Transferee" has the meaning set forth in Section 4(d)(ii) hereof.

            "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

            "Public Offering" means an underwritten public offering and sale of the Common Stock pursuant to an effective registration statement under the Securities Act; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

            "Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public pursuant to the provisions of Rule 144 (or any similar rule or rules then in effect) under the Securities Act.

            "Qualified Public Offering" means a Public Offering in which the Company receives aggregate gross proceeds of at least $30 million.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "Stockholder Shares" means (i) all shares of Common Stock held, directly or indirectly, by the Stockholders, (ii) any warrants, options or other rights to subscribe for or to acquire, directly or indirectly, any Common Stock, purchased or otherwise acquired by any Stockholder, whether or not then exercisable or convertible, (iii) any stock or other securities which are convertible into or exchangeable for, directly or indirectly, Common Stock, purchased or otherwise acquired by any Stockholder, whether or not then convertible or exchangeable, and (iv) all equity securities issued or issuable directly or indirectly with respect to any Common Stock


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referred to in clauses (i), (ii) and (iii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been Transferred in a Public Sale or repurchased by the Company or any of its Subsidiaries. References in this Agreement to a majority of, or a certain percentage of, the Stockholder Shares shall be deemed to be references to a majority of the Common Stock represented by the Stockholder Shares or a certain percentage of the Common Stock represented by the Stockholder Shares, calculated on a fully-diluted basis, as applicable.

            "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, managing member, manager or a general partner of such partnership, limited liability company, association or other business entity.

            "Transfer" means any voluntary or involuntary, direct or indirect sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition. Notwithstanding the foregoing, the conversion by any Stockholder of any shares of any class of Common Stock into any other class of Common Stock shall not be deemed a "Transfer" for purposes of this Agreement, provided that such Stockholder continues to own such converted shares immediately after such conversion.

            "Unaffiliated Third Party" means any Person who, immediately prior to the contemplated transaction, (i) is not a Person who directly or indirectly owns in excess of 5% of the outstanding shares of Common Stock on a fully-diluted basis (a "5% Owner"), (ii) is not controlling, controlled by or under common control with any such 5% Owner and (iii) is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

            2. Board of Directors.

            (a) To the extent permitted by law, each Stockholder shall vote all voting securities of the Company over which such Stockholder has voting control, and shall take all other necessary or desirable actions within such Stockholder's control (whether in such Stockholder's


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capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and shareholder meetings), so that:

            (i) the authorized number of directors of the Board shall be five;

            (ii) so long as the Bain Entities are a beneficial owner (directly or indirectly) of Stockholder Shares, then the Bain Entities will designate four representatives from time to time (each a "Bain Director") (with Joshua Bekenstein, James Hirshorn, Michael Krupka and Joe L. Gonzalez serving as the initial Bain Directors);

            (iii) prior to the consummation of an initial Public Offering, so long as Harvard and its Affiliates (and not any of their respective assigns) is the beneficial owner (directly or indirectly) of at least 5% of the outstanding shares of Common Stock, then Harvard and its Affiliates who beneficially own Stockholder Shares (and not any of their respective assigns) will designate one representative from time to time (the "Harvard Director") (with Andrew S. Janower serving as the initial Harvard Director);

            (iv) notwithstanding Section 9 of Bylaw III of the Company's by-laws, any director designated pursuant to clause (ii) through (iii) above shall be removed from the Board or any committee thereof (with or without cause) at the written request of the Person or Persons which have the right to designate such director hereunder, but only upon such written request and under no other circumstances (in each case, determined on the basis specified in clause (ii) or (iii) above, as the case may be);

            (v) if any director designated hereunder for any reason ceases to serve as a member of the Board or any committee thereof during such director's term of office, the resulting vacancy on the Board or committee shall be filled by a director designated by the Persons referred to in clause (ii) or (iii) above, as the case may be, and each Stockholder hereby agrees promptly to consent in writing or vote or cause to be voted all Stockholder Shares owned or controlled by it to elect that individual so designated to fill such vacancy and serve as a director;

            (vi) at the Board's election, the composition of the board of directors (or any similar governing body) of any of the Company's wholly owned Subsidiaries (a "Sub Board") shall be the same as the Board or as otherwise determined by the Board; and

            (vii) no executive committee of the Board shall have the authority to (1) declare dividends of the Company, (2) authorize the issuance of capital stock of the Company (other than to directors, officers or employees of the Company and its Subsidiaries pursuant to benefit plans),
      (3) authorize the execution by the Company of any merger, consolidation or


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      recapitalization agreement or any agreement to sell all or substantially all of the assets of the Company, (4) authorize the refinancing of any of the material indebtedness for borrowed money of the Company and its Subsidiaries, (5) authorize any material acquisition of another Person or substantially all of the assets of another Person, (6) authorize the creation of any material Subsidiary of the Company which is not directly or indirectly wholly-owned by the Company, or (7) authorize capital expenditures individually or in the aggregate during any applicable period $10 million in excess of the capital expenditures provided for in the applicable budget or budgets of the Company and its Subsidiaries approved by the Board. For purposes of this clause (vii), the terms "material" and "materially" shall refer to an amount or a valuation in excess of $50 million.

            (b) The Company shall reimburse or cause to be reimbursed the directors of the Board or any Sub Board for all reasonable out-of-pocket expenses borne by such directors in connection with the performance of their duties as directors of the Company. In addition, the Company shall pay or cause to be paid such additional compensation to the directors of the Company who are not employees of the Company or any of its Subsidiaries or any Stockholder or any Affiliate of any Stockholder as the Board so determines.

            (c) If any party fails to designate in writing a representative to fill a director position pursuant to the terms of this Section 2, the election of a Person to such director position shall be accomplished in accordance with the Company's Articles of Incorporation and by-laws and applicable law (provided, that such party may subsequently remove and replace such person). If, at any time, any provision of the Company's Articles of Incorporation or by-laws is inconsistent with the requirements of any provision of this Section 2, the Stockholders shall take such action as may be necessary to amend any such provision in the Company's Articles of Incorporation or by-laws, as the case may be, to conform with such requirements.

            (d) Prior to the consummation of an initial Public Offering and so long as (i) no Affiliate of Chase or employee of Chase or any of its Affiliates is a director of the Company and (ii) Chase and its Affiliates (and not any of their respective assigns) is the beneficial owner (directly or indirectly) of at least 5% of the outstanding shares of Common Stock, the Company shall give Chase written notice of each meeting of the Board (and any committees thereof), at the same time and in the same manner as notice is given to the directors of the Board and the Company shall permit a representative of Chase (the "Chase Observer") to attend, as an observer, all such meetings unless attendance at such meeting, in the Company's reasonable judgment, would create a conflict of interest for Chase; provided, that in the case of telephonic meetings, Chase need receive only actual notice thereof at the same time and in the same manner as notice is given to the directors of the Board and the Chase Observer shall be given the opportunity to listen to such telephonic meetings. The Chase Observer shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to directors of the Board in connection with such meetings at the same time such materials and information are given to such directors unless receipt of such materials would create, in the Company's reasonable judgment, a conflict of interest for Chase. The Company shall give written notice of any action by written


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consent in lieu of a meeting of directors of the Company to Chase prior to the effective date of such consent describing in reasonable detail the nature and substance of such action.

            3. Representations and Warranties; Conflicting Agreements. Each Stockholder, severally and not jointly, represents and warrants that (a) effective as of the date hereof such Stockholder is the record owner of the number of Stockholder Shares set forth opposite its name on Schedule A attached hereto, (b) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (c) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, violates or conflicts with the provisions of this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, violates or conflicts with the provisions of this Agreement.

            4. Restrictions on Transfer of Stockholder Shares.

            (a) General Restrictions.

            (i) Prior to the earlier of (x) the second anniversary of the date hereof and (y) the first day after the period commencing on the date hereof and ending on the day the Company's financial statements are filed with the SEC for the first full fiscal quarter after the Company issues any securities to the public pursuant to a filing with the SEC, subject to
      Section 7 hereof, a Heilig Holder may Transfer Stockholder Shares only (A) if such Heilig Holder is exercising a tag-along right granted to such Heilig Holder pursuant to Section 4(b), then to any Person, provided, that such Person shall have complied with the requirements of Section 4(d)(ii), or (B) pursuant to the terms of Section 5.

            (ii) On or after the earlier of (x) the second anniversary of the date hereof and (y) the first day after the period commencing on the date hereof and ending on the day the Company's financial statements are filed with the SEC for the first full fiscal quarter after the Company issues any securities to the public pursuant to a filing with the SEC, subject to
      Section 7 hereof, a Heilig Holder may Transfer Stockholder Shares only (A) if such Heilig Holder has complied with the terms and requirements of
      Section 4(c) or if such Heilig Holder is exercising a tag-along right granted to such Heilig Holder pursuant to Section 4(b), then to any Person, provided, that such Person shall have complied with the requirements of Section 4(d)(ii), or (B) pursuant to the terms of Section 5; provided, further, that, prior to the date described in (y) above, a Heilig Holder may Transfer Stockholder Shares pursuant to subsection (A) above prior to the fifth anniversary of the date hereof only if such Heilig Holder first confirms with the Company's outside accountants that such Transfer would not pose a material risk to the recapitalization accounting afforded to the transactions pursuant to which the initial Stockholders acquired their Stockholder Shares.


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            (iii) Subject to Section 7 hereof, a Holdings Holder may Transfer
      Stockholder Shares only (A) if such Holdings Holder has complied with the terms and requirements of Section 4(c), to the extent applicable, in Public Sales, (B) if such Holdings Holder has complied with the terms and requirements of Sections 4(b), 4(c) and 4(d), to the extent applicable, or if such Holdings Holder is exercising a tag-along right granted to such Holdings Holder pursuant to Section 4(b), then to any Person, provided, that such Person shall have complied with the requirements of Section 4(d)(ii), or (C) pursuant to the terms of Section 5.

            (b) Participation Rights. At least 10 business days prior to the Transfer (or series of Transfers) by any Stockholder (a "Transferring Stockholder") of Stockholder Shares representing more than 10% of the outstanding Stockholder Shares held by such Stockholder (other than pursuant to (i) a Public Sale or (ii) a Transfer under Section 4(c), Section 4(d) or Section
5), the Transferring Stockholder will deliver a written notice (the "Sale Notice") to the Company and the Other Stockholders, specifying in reasonable detail the identity of the prospective transferee(s), the Stockholder Shares to be sold and the terms and conditions of the Transfer. If the Other Stockholders hold shares of the class of Stockholder Shares to be transferred, they may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Stockholder within 5 business days after delivery of the Sale Notice.

            If any Other Stockholders have elected to participate in such Transfer ("Participating Stockholders"), the Transferring Stockholder and each Participating Stockholder will be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Stockholder Shares of such class equal to the product of (i) the quotient determined by dividing the number of Stockholder Shares of such class held by such Person by the aggregate number of Stockholder Shares of such class owned by the Transferring Stockholder and all Participating Stockholders and (ii) the aggregate number of Stockholder Shares of such class to be sold in the contemplated Transfer; provided that for purposes of the foregoing, (A) Stockholder Shares which have not vested (and will not vest as a result of such transaction) or are subject to repurchase by the Company for less than fair market value shall not be considered to be Stockholder Shares and (B) all Stockholder Shares held by any Permitted Transferee of any Other Stockholder shall be deemed held by such Other Stockholder himself or itself; provided further that if the Transferring Stockholder intends to Transfer a strip of two or more classes of Stockholder Shares and any Other Stockholder (including his or its Permitted Transferees) holds all such classes of Stockholder Shares, such Other Stockholder may only participate in such Transfer if such Other Stockholder participates with respect to all such classes of Stockholder Shares. The Transferring Stockholder shall use its best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Stockholders in any contemplated Transfer, and the Transferring Stockholder shall not Transfer any of its Stockholder Shares to the prospective transferee(s) unless (1) the prospective transferee(s) agrees to allow the participation of the Participating Stockholders or (2) the Transferring Stockholder agrees to purchase the number of such class of Stockholder Shares from any Participating Stockholders which the Participating Stockholders would have been entitled to sell pursuant to this
Section 4(b). Each Stockholder participating in any transaction pursuant to this
Section 4(b) shall


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be required to bear its pro rata share (based upon the number of shares sold) of the expenses incurred by the Stockholders in connection with such transaction to the extent such costs are incurred for the benefit of all such Stockholders and are not otherwise paid by the Company or the acquiring party and each Stockholder shall be obligated to join on a pro rata basis (based on the number of shares sold) in any representations, warranties, indemnification provisions or other obligations (including without limitation any escrow arrangements) that the Transferring Stockholder agrees to provide in connection with such transaction (other than any such obligations that relate specifically to a particular Stockholder such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder's title to and ownership of Stockholder Shares).

            (c) First Refusal Rights. At least 20 business days prior to any Transfer of Stockholder Shares by any Stockholder which, together with its Affiliates and Permitted Transferees, holds less than 25% of the Stockholder Shares as of immediately prior to such Transfer (other than pursuant to (i) a Transfer to the Company, or (ii) a Transfer under Section 4(b), Section 4(d) or
Section 5), the Stockholder making such Transfer (the "Minority Transferor") shall deliver a written notice (the "Transfer Notice") to the Company and each Stockholder which, together with its Affiliates and Permitted Transferees, holds at least 25% of the Stockholder Shares as of immediately prior to such Transfer (a "Significant Stockholder") that it desires to Transfer Stockholder Shares of such class, specifying in reasonable detail the identity of the prospective transferee(s), the number to be transferred and the terms and conditions of the Transfer, including the proposed price per Stockholder Share of such class (which price shall be payable solely in cash at the closing of the transaction or in installments over time). The Company (or its designee) may elect to purchase all or any portion of the Stockholder Shares to be transferred, upon the same terms and conditions as those set forth in the Transfer Notice, by delivering a written notice of such election to the Minority Transferor within 8 business days after the Transfer Notice has been given to the Company (the "Company Exercise Period"). If for any reason the Company does not elect to purchase (directly or through its designee) all of the Stockholder Shares to be transferred, the Significant Stockholder(s) (or its designee) shall be entitled to purchase the Stockholder Shares which the Company has not elected to purchase (the "Available Shares"), upon the same terms and conditions as those set forth in the Transfer Notice, by giving written notice of such election to the Minority Transferor within 8 business days after the expiration of the Company Exercise Period (the "Significant Stockholder Exercise Period"). If more than one Significant Stockholder elects to purchase the Available Shares, the Available Shares will be allocated among such electing stockholders pro rata according to the number of Stockholder Shares owned by each such electing Significant Stockholder. The closing of the purchase of any Stockholder Shares pursuant to this Section 4(c) shall take place within 60 days after the expiration of the Significant Stockholder Exercise Period, which, in any event, shall be within 90 days after the Transfer Notice was delivered to the Company and the Significant Stockholders. Notwithstanding the foregoing, if the Company and the Significant Stockholder(s) (together with their respective designees) do not elect to purchase, collectively, all of the Stockholder Shares of a class specified in the Transfer Notice, then the Minority Transferor may transfer all of the Stockholder Shares of such class specified in the Transfer Notice to the transferee(s) identified in the Transfer Notice (i) for a price no less than the price specified in the Transfer Notice and (ii) upon other terms no more favorable to the transferee(s) thereof than specified in the Transfer Notice,


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during the 90-day period immediately following the date on which the Transfer
Notice has been given to the Company and the Significant Stockholder(s). Any Stockholder Shares not transferred within such 90-day period will be subject to the provisions of this Section 4(c) upon subsequent transfer.

            (d) Permitted Transfers.

            (i) The restrictions contained in Sections 4(a), 4(b) and 4(c) shall not apply with respect to any Transfer of Stockholder Shares by any Stockholder (A) in the case of an individual Stockholder, pursuant to applicable laws of descent and distribution or to any member of such Stockholder's Family Group, (B) in the case of a non-individual Stockholder, to its Affiliates, (C) in the case of any Bain Fund, to its partners in connection with a distribution of all the Stockholder Shares held by each such Bain Fund, (D) in the case of Holdings, to its members and (E) in the case of any Regulated Stockholder (as such term is defined in Section 10) pursuant to Section 10(b)(i); provided, in each case, that any such transferee shall have complied with the requirements of Section 4(d)(ii).

            (ii) Prior to any proposed transferee's acquisition of Stockholder Shares pursuant to a Transfer permitted by Section 4(a)(i)(A), 4(a)(ii)(A) or 4(a)(iii)(A), or Section 4(d)(i), such proposed transferee must agree to take such Stockholder Shares subject to and to be fully bound by the terms of this Agreement applicable to such Stockholder Shares by executing a joinder to this Agreement substantially in the form attached hereto as Exhibit A and delivering such executed joinder to the Secretary of the Company prior to the effectiveness of such Transfer (unless such Transfer is pursuant to applicable laws of descent and distribution, in which case, such executed joinder shall be delivered to the Secretary of the Company as soon as reasonably possible after such Transfer). All transferees acquiring Stockholder Shares and executing a joinder in compliance with this Section 4(d)(ii) are collectively referred to herein as "Permitted Transferees".

            (e) If (i) any Transfer of a majority interest in the residual equity securities of a Stockholder owning Stockholder Shares occurs, or (ii) any Stockholder or Permitted Transferee Transfers Stockholder Shares to an Affiliate and an event occurs which causes such Affiliate to cease to be an Affiliate of such Stockholder or Permitted Transferee, such Transfer or event shall be deemed a Transfer of Stockholder Shares subject to all of the restrictions on Transfers of Stockholder Shares set forth in this Agreement, including without limitation, Sections 4 and 5 hereof.

            (f) The provisions of this Section 4 shall terminate upon the consummation of a Qualified Public Offering.

            5. Approved Sale.

            (a) Subject to Section 5(c) below, if the Board recommends or approves, and the holders of a majority of the Stockholder Shares then outstanding (the "Approving Stockholders")


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approve, a sale of all or substantially all of the Company's assets determined on a consolidated basis or a sale of all (or, for accounting, tax or other reasons, substantially all) of the Company's outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to an Unaffiliated Third Party or group of Unaffiliated Third Parties (each such sale, an "Approved Sale"), then each holder of Stockholder Shares will vote for and consent to such Approved Sale subject to the terms set forth below. In connection with any Stockholders exercising their rights under this
Section 5(a), such Stockholders shall send a written notice to all Other Stockholders setting forth the principal terms of the proposed Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each holder of Stockholder Shares will waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) a sale of stock, each holder of Stockholder Shares will agree to sell all of its Stockholder Shares and rights to acquire Stockholder Shares on the same terms and conditions as applicable to all of the Stockholder Shares held by the Approving Stockholders. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Approving Stockholders and/or the Company.

            (b) Reorganization Prior to Public Offering. Subject to Section 5(c) below, if the Board recommends or approves and the Approving Stockholders approve a reorganization of the Company in connection with a proposed initial Public Offering by the Company (the "Approved Reorganization"), each Stockholder agrees to vote for and consent to the Approved Reorganization. If the Approved Reorganization is structured as a (i) merger or consolidation, each Stockholder shall waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each Stockholder shall agree to sell all of its Stockholders Shares on the terms and conditions approved by and applicable to the Approving Stockholders. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Approved Reorganization as reasonably requested by the Approving Stockholders and/or the Company.

            (c) Obligations of Stockholders. In connection with an Approved Sale or Approved Reorganization: (i) upon the consummation of the Approved Sale or Approved Reorganization, all of the holders of each class of Stockholder Shares shall receive the same form and amount of consideration per share of Stockholder Shares as the other holders of such class, or if any holders of a class of Stockholder Shares are given an option as to the form and amount of consideration to be received, all holders of such class shall be given the same option; and (ii) all holders of then currently exercisable rights to acquire Stockholder Shares shall be given reasonable prior notice of such Approved Sale or Approved Reorganization and a reasonable opportunity, at such holder's election and except as otherwise provided for in any related stock option agreement, to either (A) exercise such rights prior to the consummation of the Approved Sale or Approved Reorganization and participate in such sale as holders of Stockholder Shares or (B) upon the consummation of the Approved Sale or Approved Reorganization, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of a class of Stockholder Shares received by holders of such class of Stockholder Shares in connection with the Approved Sale less the exercise price per share of such class of Stockholder Shares of such rights to acquire such class of Stockholder Shares by (2) the number of shares of such class of Stockholder Shares represented by such rights.

            (d) Purchaser Representative. If any transaction undertaken pursuant to this Section 5 involves entering into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) promulgated by SEC may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), those Stockholders involved in such transaction who are not "accredited investors" (as such term is defined in Rule 501 under the Securities Act) (the "Unaccredited Stockholders") shall, at the request of the Company or the Approving Stockholders, appoint one "purchaser representative" (as such term is defined in Rule 501 under the Securities Act (or any similar rule then in effect)) for all such Unaccredited Stockholders reasonably acceptable to the Company. The Company shall first propose a purchaser representative to the Unaccredited Stockholders. If holders of a majority of the Stockholder Shares held by the Unaccredited Stockholders do not approve the purchaser representative designated by the Company, such holders shall appoint one purchaser representative to represent all Unaccredited Stockholders, subject to the approval of the Company (which approval shall not be unreasonably withheld). The Company shall be responsible for the fees of the purchaser representative so appointed.

            (e) Transaction Costs and Indemnity. Each holder of Stockholder Shares will take all necessary or desirable actions in connection with the consummation of the Approved Sale or Approved Reorganization, as the case may be, as reasonably requested by the Approving Stockholders or the Company, including without limitation executing the applicable purchase agreement; provided, that, notwithstanding the foregoing, each Stockholder involved in any transaction pursuant to this Section 5 shall be required to bear its pro rata share (based upon the number of shares sold) of the expenses incurred by the Stockholders in connection with such transaction to the extent such costs are incurred for the benefit of all such Stockholders and are not otherwise paid by the Company or the acquiring party and each Stockholder shall be obligated to join on a pro rata basis (based on the number of shares sold) in any representations, warranties, indemnification provisions or other obligations (including without limitation any escrow arrangements) that the Approving Stockholders agree to provide in connection with such transaction (other than any such obligations that relate specifically to a particular Stockholder such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder's title to and ownership of Stockholder Shares). Costs incurred by any such Stockholder on its own behalf shall not be considered costs of the transaction hereunder.

            (f) The provisions of this Section 5 shall terminate upon the consummation of a Qualified Public Offering.

            6. Financial Statements and Access to Information.

                  (a) Financial Statements. The Company shall deliver to each Stockholder who holds more than 5% of the then outstanding shares of Common
Stock:

                        (i) within 60 days after the end of each quarterly accounting period in each fiscal year of the Company, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period. Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments; and

                        (ii) within 120 days after the end of each fiscal year of the Company, audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year. Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied.

                  (b) Access to Information. The Company shall permit any Stockholder who holds more than 5% of the then outstanding shares of Common Stock, during normal business hours and such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such entities with any of the executive officers of the Company.

                  (c) Following the consummation of an initial Public Offering, any Person who is a party to this Agreement or a member of Holdings and who holds more than 5% of the then outstanding shares of Common Stock (whether such Person holds such shares directly or indirectly through its membership interest in Holdings) shall be entitled to the rights set forth above in Section 6(a) and 6(b).

            7. Legend; Additional Restriction on Transfer.

                  (a) Each certificate or instrument evidencing Stockholder Shares and each certificate or instrument issued in exchange for or upon the Transfer of any Stockholder Shares (if such securities remain Stockholder Shares, each as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE

            SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 6, 1999, BY AND AMONG THE ISSUER AND CERTAIN OF THE ISSUER'S STOCKHOLDERS. A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

The legend set forth above regarding the Stockholders Agreement shall be removed from the certificates evidencing any securities which cease to be Stockholder Shares. Upon the request of any holder of Stockholder Shares, the Company shall remove the Securities Act legend set forth above from the certificate or certificates for such Stockholder Shares; provided, that such Stockholder Shares are eligible for sale pursuant to Rule 144(k) (or any similar rule or rules then in effect) under the Securities Act.

                  (b) No Stockholder may Transfer any Stockholder Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel will be reasonably acceptable to the Company) that registration under the Securities Act is not required in connection with such Transfer. If such opinion of counsel reasonably acceptable in form and substance to the Company further states that no subsequent Transfer of such Stockholder Shares will require registration under the Securities Act, the Company will promptly upon such Transfer deliver new certificates for such securities which do not bear the Securities Act legend set forth in Section 7(a).

                  (c) Notwithstanding the foregoing, for so long as this Agreement is in effect, each certificate or instrument evidencing shares of Common Stock shall be stamped or otherwise imprinted with a legend in substantially the following form, only if it does not otherwise bear the legend set forth in Section 7(a):

            "FOR SO LONG AS THE STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 6, 1999, BY AND AMONG THE ISSUER AND CERTAIN OF THE ISSUER'S STOCKHOLDERS IS IN EFFECT, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO SUCH AGREEMENT. A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

            8. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such securities for any purpose.

            9. Preemptive Rights.

            (a) (i) If at any time on or prior to the consummation of a Qualified Public Offering, the Company wishes to issue any equity securities (whether preferred stock or Common Stock) or any options, warrants or other rights to acquire equity securities or any notes or other securities convertible or exchangeable into equity securities (all such equity securities and other rights and securities, collectively, the "Equity Equivalents") to any Stockholder, the Company shall promptly deliver a notice of intention to sell (the "Issuance Notice") to each Other Stockholder setting forth a description and the number of the Equity Equivalents proposed to be issued to such Stockholder and the proposed purchase price and terms of sale. Upon receipt of the Issuance Notice, each Other Stockholder shall have the right to elect to purchase, at the price and on the terms stated in the Issuance Notice, a number of the Equity Equivalents equal to the product of (A) such Other Stockholder's proportionate ownership (expressed as a fraction) of the aggregate Stockholder Shares held by all Stockholders multiplied by (B) the number of Equity Equivalents proposed to be issued to such Stockholder (as described in the applicable Issuance Notice). Such election shall be made by the electing Other Stockholder by written notice to the Company within ten (10) business days after receipt by such Other Stockholder of the Issuance Notice (the "Issuance Acceptance Period").

                  (ii) If an Other Stockholder does not make an effective election to purchase pursuant to paragraph (a)(i) above in respect of the Equity Equivalents proposed to be issued to such Stockholder pursuant to the applicable Issuance Notice, the Company may, at its election, during a period of ninety
(90) days following the expiration of the applicable Issuance Acceptance Period, issue and sell the remaining Equity Equivalents to be issued and sold to such Stockholder at a price and upon terms not more favorable to such Stockholder than those stated in the applicable Issuance Notice (provided that the number of Equity Equivalents to be issued to such Stockholder in compliance with the foregoing shall not exceed the number of Equity Equivalents proposed to be issued to such Stockholder (as described in the applicable Issuance Notice) less the number of Equity Equivalents to be issued to Other Shareholders pursuant to an effective election to purchase by such Other Stockholders hereunder). If the Company has not sold any Equity Equivalents covered by an Issuance Notice to such Stockholder, or entered into a binding agreement to sell such Equity Equivalents to such Stockholder, within such ninety (90) day period, the Company shall not thereafter issue or sell such Equity Equivalents to such Stockholder without first offering such Equity Equivalents to the Other Stockholders in the manner provided in paragraph (a)(i) above.

            (b) If an Other Stockholder gives the Company notice, pursuant to the provisions of this Section 9, that such Other Stockholder desires to purchase Equity Equivalents offered by the Company, payment therefor shall be made by check or wire transfer of immediately available funds, against delivery of the securities (which securities shall be registered in the name of such Other Stockholder and shall be issued free and clear of any liens or encumbrances) at the executive offices of the Company at the closing date fixed by the Company for the sale of all such Equity Equivalents (including to such Stockholder). If the proposed sale is for consideration other than cash, the Other Stockholders may pay cash in lieu of all (but not part) of such other consideration, in the amount determined reasonably and in good faith by the Board to represent the fair value of such consideration other than cash.

            (c) The preemptive rights contained in this Section 9 shall not apply to (i) the issuance of shares of Equity Equivalents as a stock dividend or upon any subdivision, split or combination of the outstanding shares of Common Stock; (ii) the issuance of Equity Equivalents upon conversion, exchange or redemption of any outstanding convertible or exchangeable securities; (iii) the issuance of Equity Equivalents upon exercise of any outstanding options or warrants; (iv) the issuance of Equity Equivalents pursuant to an offering registered under the Securities Act; or (v) the issuance of shares of Equity Equivalents in connection with a business acquisition or combination.

            10. Regulatory Compliance Cooperation.

                  (a) Definitions. For purposes of this Section 10, the following terms have the following meanings:

            "Applicable Law," with respect to any Person, means all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

            "Regulated Stockholder" shall mean any Stockholder (i) that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 225 (or any successor to such Regulations) and (ii) that holds Stockholder Shares and (iii) that has provided written notice to the Company of its status as a "Regulated Stockholder" hereunder.

            "Regulatory Problem" means any set of facts or circumstance wherein it has been asserted by any governmental regulatory agency (or a Regulated Stockholder reasonably believes that there is a risk of such assertion) that such Regulated Stockholder is not entitled to acquire, own, hold or control, or exercise any significant right (including the right to vote) with respect to, any Stockholder Shares.

                  (b) Regulatory Matters Generally.

                        (i) If a Regulated Stockholder determines that it has a Regulatory Problem, the Company agrees to take all such actions, subject to Applicable Law, as are reasonably requested by such Regulated Stockholder (1) to effectuate and facilitate any Transfer by such Regulated Stockholder of any Stockholder Shares then held by such Regulated Stockholder to any Affiliate of such Regulated Stockholder designated by such Regulated Stockholder (provided such transferee complies with the requirements of Section 4(d)(ii)), and (2) to permit such Regulated Stockholder (or any Affiliate of such Regulated Stockholder) to exchange all or any portion of the voting Stockholder Shares then held by such Person on a share-for-share basis for shares of a class of nonvoting Stockholder Shares, which nonvoting Stockholder Shares shall be identical in all respects to such voting Stockholder Shares, except that such new Stockholder Shares shall be nonvoting and shall be convertible into voting Stockholder Shares on such terms as are reasonably requested by such Regulated Stockholder in light of regulatory considerations then prevailing. Such actions may include, without limitation,
(x) entering into such additional agreements as are reasonably requested by such Regulated Stockholder to permit any Person(s) designated by such Regulated Stockholder to exercise any voting power which is relinquished by such Regulated Stockholder upon any exchange of voting Stockholder Shares for nonvoting Stockholder Shares, and (y) entering into such additional agreements, adopting such amendment to the charter documents of the Company and taking such additional actions as are reasonably requested by such Regulated Stockholder in order to effectuate the intent of the foregoing.

                        (ii) If a Regulated Stockholder has the right or opportunity to acquire any of the Stockholder Shares from the Company, any Stockholder or any other Person (as the result of a preemptive offer, pro rata offer or otherwise), at such Regulated Stockholder's request the Company will offer to sell (or if the Company is not the seller, to cooperate with the seller and such Regulated Stockholder to permit such seller to sell) non-voting Stockholder Shares on the same terms as would have existed had such Regulated Stockholder acquired the Stockholder Shares so offered and immediately requested their exchange for non-voting Stockholder Shares pursuant to clause (i) above.

                        (iii) Each Stockholder agrees to cooperate with the Company in complying with this Section 10, including without limitation, voting to approve amending the Company's Articles of Incorporation in a manner reasonably requested by the Regulated Stockholder requesting such amendment.

                        (iv) The Company agrees not to amend or waive the voting or other provisions of this Agreement or the Company's Articles of Incorporation if such proposed amendment or waiver would cause any Regulated Stockholder to have a Regulatory Problem, provided that any such Regulated Stockholder notifies the Company that it would have a Regulatory Problem promptly after it has notice of such amendment or waiver.

            11. Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by, respectively, the Company or the holders of 75% of the Stockholder Shares; provided, that no amendment shall be effective without the consent of a Stockholder to the extent that such amendment would adversely affect the rights or obligations of such Stockholder hereunder in any material respect. Notwithstanding the foregoing, if an amendment or modification of this Agreement serves merely to add a party hereto, then such amendment or modification will be effective against the Company and the holders of Stockholder Shares if such amendment or modification is approved in writing by the Company, the holders of at least a majority of the Stockholder Shares, and such new party hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Each Stockholder shall remain a party to this Agreement only so long as such person is the holder of record of Stockholder Shares. In connection with the issuance of any additional equity securities of the Company to any Person, the Company may permit such Person to become a party to this Agreement and succeed to all of the rights and obligations of a "Stockholder" under this Agreement by obtaining the consent of the holders of a majority of the Stockholder Shares then outstanding and an executed counterpart signature page to this Agreement, and, upon such execution, such Person shall for all purposes be a "Stockholder" party to this Agreement.

            12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

            13. Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

            14. Termination. This Agreement will automatically terminate and be of no further force or effect immediately after the consummation of an Approved Sale.

            15. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors, heirs and assigns of each of them, so long as they hold Stockholder Shares.

            16. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

            17. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in his, hers, or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunc tive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

            18. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered if delivered personally, sent via a nationally recognized overnight courier, or sent via facsimile to the recipient, or if sent by certified or registered mail, return receipt requested, will be deemed to have been given two business days thereafter. Such notices, demands and other communications will be sent to the address indicated below:

            To the Company:

                  Mattress Discounters Holding Corporation
                  c/o Bain Capital, Inc.
                  Two Copley Place
                  Boston, MA 02116
                  Attention: Michael Krupka
                  Telecopy No.: (617) 572-3274

            With a copy, which shall not constitute notice, to:

                  Kirkland & Ellis
                  Citicorp Center
                  153 East 53rd Street
                  New York, New York  10022
                  Attention: Lance C. Balk, Esq.
                  Telecopy No.: (212) 446-4900

            To Holdings:

                  Mattress Discounters Holding L.L.C.
                  c/o Bain Capital, Inc.
                  Two Copley Place
                  Boston, MA 02116
                  Attention: Michael Krupka
                  Telecopy No.: (617) 572-3274

            With a copy, which shall not constitute notice, to:

                  Kirkland & Ellis
                  Citicorp Center
                  153 East 53rd Street
                  New York, New York  10022
                  Attention: Lance C. Balk, Esq.
                  Telecopy No.: (212) 446-4900

            To Heilig:

                  Heilig-Meyers Company
                  12560 West Creek Parkway
                  Richmond, Virginia 23238
                  Attention:  William C. DeRusha
                  Telecopy No.: (804) 784-7901

            With a copy, which shall not constitute notice, to:

                  McGuire, Woods, Battle & Boothe LLP
                  One James Center
                  Richmond, Virginia  23219
                  Attention:  Robert L. Burrus, Jr.
                  Telecopy No.:  804-698-2152

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

            19. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Virginia.

            20. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

            21. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

            22. Third Party Beneficiaries. Each of the parties hereto acknowledges and agrees that any Person who is granted rights hereunder and who is not a party hereto (e.g. pursuant to

Section 2(a)(ii) through(iii)) shall have the rights granted to such Person as intended hereby and for the purposes of exercising such rights shall be a third party beneficiary hereof and entitled to enforce such rights whether or not such Person or such Persons' transferor is then a party to this Agreement.

            23. Transaction with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are not, in the sole judgment of the Board, materially less favorable to the Company or such Subsidiary than those which would have been obtained in a comparable transaction with an Unaffiliated Third Party.

                               *   *   *   *   *

            IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

                                        MATTRESS DISCOUNTERS HOLDING
                                          CORPORATION

                                            /s/ Michael Krupka
                                        By:_____________________________________
                                           Name:  Michael Krupka
                                           Title: President


                                        MATTRESS DISCOUNTERS HOLDING L.L.C.

                                        By:  Bain Capital Fund VI, L.P.
                                        Its: Member

                                        By:  Bain Capital Partners VI, L.P.
                                        Its: General Partner

                                        By:  Bain Capital Investors, Inc.
                                        Its: General Partner

                                            /s/ Michael Krupka
                                        By:-------------------------------------
                                           Name:  Michael Krupka
                                           Title: Managing Director


                                        HEILIG-MEYERS COMPANY

                                            /s/ R. B. Goodman
                                        By:-------------------------------------
                                           Name:  Roy B. Goodman
                                           Title: Executive Vice President and
                                                  Chief Finacial Officer

                                   Schedule A

                          Shares of Class A      Shares of Class B     Shares of Class L     Shares of Class M
      Stockholder            Common Stock          Common Stock          Common Stock          Common Stock
      -----------            ------------          ------------          ------------          ------------
Mattress Discounters          11,423,250               0                 1,269,250                 0
  Holding L.L.C.

Heilig-Meyers Company            903,000               0                   100,333                 0

                                                                       EXHIBIT A

                               FORM OF JOINDER TO
                             STOCKHOLDERS AGREEMENT

            THIS JOINDER to the Stockholders Agreement dated as of August 6, 1999 by and among Mattress Discounters Holding Corporation, a Virginia corporation (the "Company"), and certain stockholders of the Company (the "Agreement"), is made and entered into as of _________ by and between the Company and _________________ ("Holder"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

            WHEREAS, Holder has acquired certain Stockholder Shares and the Agreement and the Company require Holder, as a holder of such Stockholder Shares, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

            1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a [Holdings Holder/Heilig Holder] and a Stockholder for all purposes thereof. In addition, Holder hereby agrees that all Common Stock held by Holder shall be deemed [Holdings/Heilig] Shares and Stockholder Shares for all purposes of the Agreement.

            2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors, heirs and assigns and Holder and any subsequent holders of Stockholder Shares and the respective successors, heirs and assigns of each of them, so long as they hold any Stockholder Shares.

            3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

            4. Notices. For purposes of Section 18 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

                        [Name]
                        [Address]
                        [Facsimile Number]

            5. Governing Law. his Joinder shall be governed by and construed in accordance with the domestic laws of the State of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Virginia.

            6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

                               *   *   *   *   *

            IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

                                        MATTRESS DISCOUNTERS HOLDING
                                          CORPORATION


                                        By:_____________________________________
                                        Name:
                                        Title:

                                        [HOLDER]


                                        By:_____________________________________
                                        Name:
                                        Title:


                                      -3-